Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

SharkNinja, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary shares, par value $0.0001 per share	Other(2)	13,898,287(4)	$10.09	$140,210,598(2)	$110.20 per $1,000,000	$15,452
	Equity	Ordinary shares, par value $0.0001 per share	Other(3)	1,389,828(5)	$8.58	$11,917,895(3)	$110.20 per $1,000,000	$1,314
	Total Offering Amounts					$152,128,493		$16,766
	Total Fee Offsets							–
	Net Fee Due							$16,766

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of ordinary shares, par value $0.0001 per share of the Registrant, which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per ordinary share, the Registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value of the ordinary shares the Registrant registers, which was calculated from its unaudited pro forma balance sheet as of March 31, 2023. Given that the Registrant’s ordinary shares are not traded on an exchange or over-the-counter, the Registrant did not use the trading prices of its ordinary shares in accordance with Rule 457(c).
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per ordinary share, the Registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on 85%, which reflects the discount to the purchase price applicable to purchases under the SharkNinja, Inc. 2023 Employee Share Purchase Plan, of the book value of the ordinary shares the Registrant registers, which was calculated from its unaudited pro forma balance sheet as of March 31, 2023. Given that the Registrant’s ordinary shares are not traded on an exchange or over-the-counter, the Registrant did not use the trading prices of its ordinary shares in accordance with Rule 457(c).
(4)	Represents 13,898,287 ordinary shares reserved for issuance under the SharkNinja, Inc. 2023 Equity Incentive Plan.
(5)	Represents 1,389,828 ordinary shares reserved for issuance under the SharkNinja, Inc. 2023 Employee Share Purchase Plan.